Exhibit 10.1

2014 through 2016 Long Term Executive Incentive Plan (B)

Bar Harbor Bankshares and Subsidiaries (“BHB”) Long Term Executive Incentive Plan (“LTEIP”) is part of a total compensation package, which includes base salary, annual incentives, long-term incentives and benefits.

Individually and collectively, BHB believes the executive team has the ability to influence and drive our success. The LTEIP is designed to reward executives for driving BHB’s success. This document summarizes the elements and features of the LTEIP.

The objectives of the LTEIP are to:

•	Align executives with shareholder interests;

•	Increase executive stock ownership/holdings;

•	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•	Position BHB’s total compensation to be competitive with market for meeting performance goals;

•	Motivate and reward long-term sustained performance; and

•	Enable BHB to attract and retain talent needed to drive BHB’s success.

Eligibility

•	Eligibility will be limited to named executive officers and selected senior management officers nominated by the CEO and approved by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”); and

•	Participants must be an active employee as of the reward payout date to receive an award with the exception of retirement, death, or disability discussed further in this document.

Program Components

The 2014-16 LTEIP consists of a combination of Time-vesting Restricted Stock and Performance-vesting Restricted Stock Units. Participants may receive Time-vested Restricted Stock, Performance-vested Restricted Stock Units, or both under this LTEIP.

•	Time-vested Restricted Stock supports executive ownership and retention objectives. Grants vest over three years (e.g. 1/3 per year) and are subject to a one year holding requirement (i.e executive can’t sell for at least one year after vesting); and

•	Performance-vested Restricted Stock Units promote pay for performance since the awards are only paid out when predefined performance goals are met. Grants are earned and cliff vest after three years and are subject to a three-year holding requirement after vesting.

The following table summarizes the measures and payout ranges.

Long-term Executive Incentive Program Guidelines Performance Period 2014-2016
Participants	Below Threshold <45% percentile	Threshold (50% of Target) 45th percentile	Target (100% of Target) 50th percentile	Stretch (150% of Target) 75th percentile and above
CEO/President	0%	15.00%	30.00%	45.00%
EVP/CFO	0%	13.75%	27.50%	41.25%
EVPs	0%	12.50%	25.00%	37.50%
SVP	0%	10.00%	20.00%	30.00%

Time-vested Restricted Stock is measured on a more holistic basis and is intended to allow for appropriate reflection of BHB’s performance, business environment, affordability, and individual performance and contribution. All awards are at the discretion of the Committee.

Performance-vested Restricted Stock Units will be granted at guideline level (i.e. target) and vesting will be determined by BHB’s future performance (i.e. three years after the grant).

Individual grant agreements will be provided to each individual upon grant and will specify the terms and conditions of the grant.

Performance Period-Performance-vested Restricted Stock Units.

Performance shares are granted at the start of each performance period. For the 2014 LTEIP the start of the Performance Period will be January 1st 2014. Each performance cycle (i.e. performance period) is three years. The vesting (i.e. earning) of the award is contingent on actual performance of pre-defined measures at the end of the performance period (i.e. third year). The result is a rolling series of annual awards, each vesting over three years. (i. e. 2013 through 2015, 2014 through 2016, and 2015 through 2017). This plan document is for the 2014 through 2016 years.

Performance-vested Restricted Stock Units-Metrics

Relative ROA will be selected for the performance measurement considering BHB’s Strategic Plan, growth strategy, as well as alignment with shareholder interests. The Committee will review the proposed performance goal (s) annually and approve the targets and ranges consistent with business plans and expectations for each subsequent rolling year plan. Threshold, target, and stretch goals will be established for each performance period and detailed in the table above.

Plan year for 2014 through 2016

For the performance period of January 1, 2014 to December 31, 2016, relative ROA will be used to determine the vesting of performance –based restricted stock units. Due to the long-term period, performance will be compared to an approved “industry index” that allows comparison of BHB to its peers. BHB will be using the SNL $750M to $3B Bank Index for peer measurement purposes.

The ROA measure will be calculated using each year’s relative ROA ranking, then average the ranking for the final measurement.

In addition to relative ROA, there will be a Total Shareholder Return (“TSR”) modifier to further align shareholder interest. If the TSR calculation for the same performance measurement period is negative, a payout cannot exceed a threshold payout level regardless of the relative ROA performance results.

Vesting

Restricted stock awards will have a three-year installment vesting schedule while performance –vested restricted stock units will have a three-year cliff vesting schedule. At the time of the vesting, sufficient shares of restricted stock units may be withheld to cover the executive’s tax liabilities.

Grants will be made during the second quarter of each year for vesting purposes to allow for the gathering of calendar-year peer ROA statistics and to remain in compliance with 409 (A) regulations. Performance vested restricted stock unit awards will be made as soon as administratively possible after the third year anniversary of the performance grants.

Terms and Conditions

Effective Date

This LTEIP is effective January 1, 2014 to reflect a performance period of January 1, 2014 to December 31, 2016. The LTEIP will be reviewed annually by the BHB’s Compensation and Human Resources Committee and Executive Management to ensure proper alignment with BHB’s business objectives. The Committee and the independent members of the Board of Directors retain the right to amend or modify the LTEIP at any time during the specified period. The established performance measurement will remain constant for the three year term. This LTEIP will remain in effect until December 31, 2015.

Program Administration

The LTEIP is authorized by the Compensation and Human Resources Committee and further voted by the independent members of the Board of Directors. The Committee has the sole authority to interpret the LTEIP and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants with the exception of the performance measure.

Program Changes or Discontinuance

BHB has developed the LTEIP based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the LTEIP at any time. The established performance measurement will remain constant for the three year term. The Committee may, at its sole discretion, waive, change, amend, or discontinue any of the terms or conditions of the LTEIP at any time as it deems appropriate.

The Board of Directors also may, at its sole discretion, waive, change or amend the LTEIP as it deems appropriate.

New Hires, Promotions, and Transfers

A participant who is promoted or hired into the approved participant group generally will not be eligible for the current three-year plan, but will become a participant in the next rolling three-year program. The Committee may make exceptions to this provision at its discretion by allowing a pro-rated payment (based on the months the new entrant participates in the current year plan) on a case by case basis.

Termination of Employment

To encourage employees to remain in the employment of BHB, a participant must be an active employee of BHB on the day the award is paid (see exceptions for disability, death, or retirement).

If a participant is terminated by BHB, participation under the program is forfeited in its entirety.

If a participant voluntarily leaves BHB at any time during the performance period including the period before the award is paid, s/he will not be eligible for payment.

The Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the performance period in question.

Disability, Death, or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her incentive award for the performance period shall be prorated so that no award will be earned during the period of long-term disability. Payment will be made on the same schedule as with other participants.

In the event of death, BHB will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant. Payment will be made on the same schedule as with other participants.

In the event of retirement, BHB will pay to the participant a pro rata portion of the award that had been earned by the participant. Payment will be made on the same schedule as with other participants.

In the event of a Change in Control time-based grants will vest at 100% and Performance-based grants will vest at 100% of target. Payment will be made as soon as administratively possible after the Change of Control event is finalized. A Change of Control event will be determined as defined in BHB’s currently executed Change of Control agreements.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during a performance period in which the termination occurred.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this LTEIP or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Board of Directors will be final and binding.

Clawback (pending further refinement of pending SEC regulations)

In the event that BHB is required to prepare an accounting restatement due to error, omission, or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE MKT) each plan participant shall reimburse BHB for part or the entire incentive award made to such plan participant on the basis of having met or exceeded specific targets for the performance periods. For purposes of the LTEIP, the term “incentive awards” means awards made under the BHB’s LTEIP, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of BHB. BHB may seek to reclaim incentives within a three-year period of the incentive payout.

In addition, the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the LTEIP to which the employee would otherwise be entitled will be revoked even though an accounting reinstatement may not be required.

Miscellaneous

The LTEIP will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the LTEIP interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. The LTEIP does not alter the relationship.

This LTEIP and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this LTEIP is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is proprietary and confidential to BHB and its employees and should not be shared outside the organization except as authorized by the Compensation and Human Resources Committee for public disclosure documents.